Western Asset Municipal Partners Fund Inc. Announces Change to Non-Fundamental Investment Policies

NEW YORK - (BUSINESS WIRE) - November 19, 2007

Western Asset Municipal Partners Fund Inc. (NYSE: MNP) today announced a change to non-fundamental investment policies relating to the type of securities in which the Fund may invest. This change, which will be effective on December 19, 2007, is intended to provide the portfolio managers with additional flexibility to meet the Fund’s investment objectives and address developments in the market since the Fund commenced operations in 1993, but there is no expectation that dramatic changes in the Fund’s portfolio composition or investment approach will result.

Under the Fund’s amended non-fundamental investment policies recommended by Fund management and approved by the Board of Directors, the Fund may invest in lease obligations. Previously, as a matter of operating policy, the Fund limited its investment in lease obligations to 10% of the Fund’s total assets.

Additional Information About Lease Obligations

Under the Fund’s amended non-fundamental investment policies, the Fund may invest in participations in lease obligations or installment purchase contract obligations (“lease obligations”) of municipal authorities or entities. Although lease obligations do not constitute general obligations of the municipality for which the municipality’s taxing power is pledged, a lease obligation is ordinarily backed by the municipality’s covenant to budget for, appropriate and make the payments due under the lease obligation. However, certain lease obligations contain “non-appropriation” clauses, which provide that the municipality has no obligation to make lease or installment purchase payments in future years unless money is appropriated for such purpose on a yearly basis. In addition to the “non-appropriation” risk, these securities represent a relatively new type of financing that has not yet developed the depth of marketability associated with more conventional securities. Although “non-appropriation” lease obligations are secured by the leased property, disposition of the property in the event of foreclosure might prove difficult. In addition, the tax treatment of such obligations in the event of non-appropriation is unclear.

Western Asset Municipal Partners Fund Inc., a diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, an affiliate of the investment manager.

Contact the Fund at 1-888-777-0102 for additional information, or consult the Fund’s web site at www.leggmason.com.

Brenda Grandell, Director, Closed End Funds, Legg Mason & Co., LLC, 212-291-3775